Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
FIRST QUARTER 2005 RESULTS

ATLANTA, GA – (April 28, 2005) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the first quarter ended March 31, 2005. Net sales for the first quarter of 2005 were $100.4 million, compared with $80.2 million for the first quarter of 2004. Net loss for the first quarter of 2005 was $0.3 million, or ($0.04) per diluted share, compared with net income of $2.5 million, or $0.31 per diluted share, in the first quarter of 2004.

On March 22, 2005, the Company entered into a new $220 million credit agreement. Borrowings under this agreement were used to repay then existing senior secured debt of $83.9 million, pay a $103.2 million special dividend to shareholders on April 8, 2005, pay $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options on April 8, 2005 and pay related fees and expenses. Net results for the first quarter of 2005 include a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.0 million on an after-tax basis, reduced diluted earnings per share by $0.38 in the first quarter of 2005. Excluding these charges, diluted earnings per share would have been $0.34 for the first quarter of 2005.

In the Company’s Plastic Films segment, net sales increased 30% in the first quarter of 2005, compared with the first quarter of 2004. Plastic Films’ sales volume (measured in pounds) increased 5% for the quarter compared with 2004. In the Injection Molding segment, net sales for the quarter ended March 31, 2005 increased 10% from the first quarter of 2004. Net sales for the first quarter of 2005 in the Profile Extrusion segment increased 51%, compared with the first quarter of 2004.

Atlantis’ gross margin and operating margin for the first quarter of 2005 were 14% and 5%, respectively, compared with 16% and 7%, respectively, for the comparable period in 2004. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2005 were $7.9 million, compared with $8.2 million for the first quarter of 2004. EBITDA for the first quarter of 2005 was negatively impacted by a total of $1.0 million in expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) at March 31, 2005 was $91.5 million compared with $87.7 million at December 31, 2004.

Selling, general and administrative expenses for the first quarter of 2005 were $8.2 million compared with $7.6 million for the first quarter of 2004. The increase was primarily due to increases in compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “In the first quarter, we increased sales by 25% and gross profit by 11%. Excluding the impact of the write-off of unamortized deferred financing costs and unconsummated financing and option cancellation charges, we increased operating profit by 14%, diluted earnings per share by 10% and EBITDA by 9%.

“In our Plastic Films segment, net sales increased 30% and film volume (measured in pounds) increased 5% from the first quarter of 2004. Even with our year-over-year raw material costs up 34%, our continued focus on margin protection and volume growth resulted in our films business increasing gross profit by 17% and operating income by 37%, excluding the impact of the charges discussed above. With the rapid escalation of resin prices over the past twelve months, we believe that inventory levels are at relatively high levels within our distribution channels and we anticipate a moderation of order rates as inventory levels return to more normalized levels. We will continue to focus on margin protection and growing our market share in 2005.

“In our Injection Molded business, gross margins and operating margins for the quarter were impacted by a time lag in fully passing through all of the increases in raw material costs. Operating results were also negatively impacted by adverse weather conditions especially on the East Coast that resulted in a slowing of order entry rates for building products in 2005. While pricing is currently in place to recover these raw material increases, the time lag resulted in a decrease in gross profit of 10% and a decline in operating income of 27%.

“In our Profile Extrusion business, sales were up approximately 51% for the quarter primarily as a result of the acquisition of LaVanture in the fourth quarter of 2004. While gross profit and operating profit increased 33% and 30%, respectively, gross profit margins decreased from 23% to 20% of sales in the first quarter of 2005 as a result of increases in raw material costs.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 29306#).

For more information, please visit www.atlantisstock.com.

# # #

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended
	March 31,
(in thousands, except per share data)	2005	2004

Net sales	$100,421	$80,228
Cost of sales	86,113	67,317

Gross profit	14,308	12,911
Selling, general and administrative expenses	8,232	7,581
Stock option expense	461	—
Costs of unconsummated financing	555	—

Operating income	5,060	5,330
Unamortized deferred financing cost write-off	(3,794)	—
Net interest expense	(1,767)	(1,329)
Other expense	(16)	(9)

(Loss) income before provision for income taxes	(517)	3,992
(Benefit) provision for income taxes	(185)	1,496

Net (loss) income	$(332)	$2,496

Basic (loss) earnings per share	$(0.04)	$0.33
Diluted (loss) earnings per share	$(0.04)	$0.31

Weighted average number of shares used in computing (loss) earnings per share:
Basic	7,925	7,661
Diluted	7,925	8,061

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share and per share data)	2005	2004

ASSETS
Cash and cash equivalents	$103,541	$51
Accounts receivable (net of allowances of $1,268 and $1,228)	51,532	45,982
Inventories	35,666	38,186
Other current assets	9,970	4,760
Deferred income tax assets	4,054	3,978

Total current assets	204,763	92,957
Property and equipment, net	64,199	64,165
Goodwill, net of accumulated amortization	51,413	51,413
Other assets	6,808	4,759

Total assets	$327,183	$213,294

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued expenses	45,223	41,048
Dividend payable	103,197	—
Current maturities of long-term debt	1,200	6,955

Total current liabilities	149,620	48,003
Long-term debt	193,800	80,790
Deferred income tax liabilities	11,250	11,211
Other liabilities	1,054	1,013

Total liabilities	355,724	141,017
Commitments and contingencies	—	—
Shareholders’ (deficit) equity:
Class A Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 20,000,000 shares authorized, 6,113,158 and 5,556,566 shares issued and outstanding in 2005 and 2004, respectively	1	556
Class B Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 7,000,000 shares authorized, 2,142,665 and 2,227,057 shares issued and outstanding in 2005 and 2004, respectively	—	223
Additional paid-in capital	—	12,595
Notes receivable from sale of common stock	—	(452)
Retained (deficit) earnings	(28,542)	59,355

Total shareholders’ (deficit) equity	(28,541)	72,277

Total liabilities and shareholders’ (deficit) equity	$327,183	$213,294

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(in thousands)	2005	2004

Operating Activities:
Net (loss) income	$(332)	$2,496
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation	2,884	2,860
Loan fee and other amortization	3,998	255
Stock option expense	461	—
Interest receivable from shareholder loans	(5)	44
Gain on disposal of assets	(8)	—
Deferred income taxes	(37)	23
Change in operating assets and liabilities:
Accounts receivable	(5,550)	(6,138)
Inventory	2,520	1,944
Other current assets	(5,210)	(457)
Accounts payable and accrued expenses	(264)	(10,445)
Other assets and liabilities	(226)	(20)

Net cash used for operating activities	(1,769)	(9,438)

Investing Activities:
Capital expenditures	(2,946)	(2,296)
Proceeds from asset dispositions	38	—

Net cash used for investing activities	(2,908)	(2,296)

Financing Activities:
Net (repayments) borrowings under revolving credit facility	(17,158)	14,900
Borrowings under new credit agreement	195,000	—
Repayments under old term loans	(70,587)	(6,563)
Financing costs associated with new credit agreement	(5,785)	—
Proceeds from exercise of stock options	2,522	344
Income tax benefit from employee stock options	3,718	—
Repayments on notes receivable from shareholders	457	800

Net cash provided by financing activities	108,167	9,481

Net increase (decrease) in cash and cash equivalents	103,490	(2,253)
Cash and cash equivalents at beginning of period	51	3,001
Cash and cash equivalents at end of period	$103,541	$748

Supplemental disclosure of non-cash activities:
Non-cash reduction of accounts receivable and accounts payable in connection with supplier agreements	$(821)	$(75)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2005	2004
(in millions)	Q1	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (in pounds)	68.9	68.9	69.9	68.9	65.9
NET SALES
Plastic Films	$65.7	$60.6	$56.9	$54.1	$50.7
Injection Molding	26.1	23.9	26.1	26.1	23.8
Profile Extrusion	8.6	6.9	6.4	6.6	5.7

Total	$100.4	$91.4	$89.4	$86.8	$80.2
GROSS MARGIN
Plastic Films	14%	16%	16%	15%	15%
Injection Molding	13%	14%	16%	17%	16%
Profile Extrusion	20%	21%	24%	25%	23%

Total	14%	16%	17%	16%	16%
OPERATING MARGIN
Plastic Films	4%	6%	6%	6%	6%
Injection Molding	5%	6%	8%	8%	8%
Profile Extrusion	11%	10%	14%	15%	12%

Total	5%	6%	7%	7%	7%

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

	2005	2004
(in millions)	Q1	Q4	Q3	Q2	Q1

Net (loss) income	$(0.3)	$2.7	$3.2	$3.1	$2.5
Net interest expense	1.7	1.6	1.4	1.3	1.3
Unamortized deferred financing cost write-off (2)	3.8	—	—	—	—
(Benefit) provision for income taxes	(0.2)	1.5	1.9	1.9	1.5
Depreciation and amortization	2.9	2.8	2.7	2.9	2.9

EBITDA	$7.9	$8.6	$9.2	$9.2	$8.2

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.

(2)	This amount is actually a component of interest expense and has been shown separately for informational purposes.